                             [TRACINDA LETTERHEAD]


February 4, 1999

Mr. Alex Yemenidjian
c/o Tracinda Corporation
150 South Rodeo Drive, Suite 250
Beverly Hills, CA  90212

Re: Stock Option -- Metro-Goldwyn-Mayer, Inc. Shares

Dear Alex:

As additional remuneration and incentive for your employment services to Tracinda Corporation, a Nevada corporation ("Tracinda"), you are hereby awarded options by Tracinda to purchase an aggregate of 2,000,000 shares (the "Shares") held by it of the common stock, $.01 par value per share (the "MGM Common Stock") of Metro-Goldwyn-Mayer, Inc., a Delaware corporation ("MGM"), on the terms and conditions set forth herein.

1. THE OPTION EXERCISE PRICE: The option exercise price shall be $14.90 per share of MGM Common Stock.

2. VESTING; EXERCISE DATES: So long as you are an employee of Tracinda, on each of November 12, 1999, 2000, 2001, 2002, and 2003, options will vest with respect to 400,000 shares of MGM Common Stock ("vested options"). Vested options may be exercised at any time during the period commencing on the date of vesting and ending on May 11, 2004.

3. DELIVERY OF SHARES: Any shares that you are entitled to receive upon exercise of vested options, shall be delivered within 30 days following receipt by Tracinda of your written notice of exercise and payment therefor.

4. DESIGNATED CHANGE IN CONTROL: If there is a Designated Change in Control of MGM (as defined in Schedule A attached hereto), (i) all unvested options shall vest and (ii) if, Tracinda, in its sole discretion, determines that it is in its best interest to terminate the vested options in connection with such change of control, Tracinda shall notify you of such determination and the effective date of such termination (which shall not be less that 10 days following the date such notice is issued by Tracinda), and all such options shall become fully exercisable for the period commencing on the date such notice is issued and ending on the effective date of the termination of the option.

5. TERMINATION OF EMPLOYMENT: You shall not be entitled to exercise any unvested options under this agreement when your employment with Tracinda terminates. In the event, there are vested options outstanding on the day your employment with Tracinda terminates, you will have 30 calendar days following such date to exercise such vested options.

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6.  NO CONTINUED EMPLOYMENT RIGHTS:  This incentive bonus agreement does not confer upon you any right with respect to continued affiliation with Tracinda or any of its affiliates, nor shall it interfere in any way with the right of Tracinda or any affiliate to terminate your employment under the terms of any existing employment agreement.

7. ADJUSTMENTS: In the event of any change in MGM Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or of any similar change affecting MGM Common Stock, any terms of this letter which in Tracinda's sole discretion require adjustment shall be appropriately adjusted consistent with such change and in such manner as Tracinda may deem appropriate. Any adjustment so made shall be final and binding upon you.

8. EXERCISE: The vested portion of this option is exercisable during your lifetime only by you or by your guardian or legal representative, and after your death, for a period of ninety days thereafter, only by the person or entity entitled to do so under your last will and testament or applicable intestate law.

9. PAYMENT OF WITHHOLDING TAXES: If Tracinda, in its sole determination, is or becomes obligated to withhold an amount on account of any tax imposed as a result of the exercise of this option (the "Withholding Liability"), then, in that event, you hereby consent to Tracinda withholding the full amount of the Withholding Liability from any compensation or other amounts otherwise payable to you if you do not pay the Withholding Liability to Tracinda on the date of exercise of the option. You hereby indemnify Tracinda and hold it harmless from and against any federal, state or local withholding tax liability (including interest and penalties) that results from any exercise of the option, except to the extent that (i) any such withholding liability results from the failure of Tracinda to make a good faith determination of the amounts to withhold or (ii) any such liability results from the failure of Tracinda to pay over to the relevant taxing authorities any sums withheld, or paid to Tracinda by you to satisfy any Withholding Liability.

10. NONTRANSFERABILITY: Neither this option nor any interest therein may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution.

11. REGISTRATION: The undersigned acknowledges that the offer and sale of the shares of MGM Common Stock issuable on exercise of the options are not being registered under the Securities Act of 1933 in reliance on an exemption from the registration requirements of such Act and that, on exercise of vested options, the shares acquired by the undersigned will not be transferable except in a transaction registered under such Act or eligible for an exemption from such registration requirements. The undersigned hereby represents that he will acquire any shares of MGM Stock for his own account and not with a view to distributing any of such shares in violation of the registration requirements of such Act.

12. GOVERNING LAWS: This agreement shall be governed by and construed in accordance with the internal laws of the State of California.

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This letter memorializes the entire understanding between you and Tracinda regarding stock options of any kind related to MGM. If the foregoing properly reflects your understanding, please so acknowledge by signing where indicated below.

Sincerely,


By:/s/ Anthony Mandekic
---------------------------
Anthony Mandekic
Secretary-Treasurer


Agreed to and acknowledged:


By:/s/ Alex Yemenidjian
------------------------------
Alex Yemenidjian

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DESIGNATED CHANGE IN CONTROL

    "DESIGNATED CHANGE IN CONTROL" means occurrence or consummation of: (i) any merger or consolidation of MGM with or into any other person, as the result of which, immediately upon the completion of the transaction, Tracinda beneficially owns, in the aggregate, less than 50.1% of the combined voting power of the then outstanding voting securities of the surviving person entitled to vote, and any other person beneficially owns 30% or more of the combined voting power of the then outstanding voting securities of the surviving person entitled to vote, generally in the election of directors (or similar position persons) of the surviving person; (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the property and assets of MGM, on a consolidated basis, in one transaction or a series of related transactions, PROVIDED that this clause (ii) will not apply to any sale, transfer or other conveyance (x) to MGM by any wholly-owned direct or indirect subsidiary of MGM, (y) by any wholly-owned direct or indirect subsidiary of MGM to any other such wholly-owned direct or indirect subsidiary of MGM or (z) by MGM to one or more wholly-owned direct or indirect subsidiaries of MGM; or (iii) any transaction or event that results in Tracinda ceasing, in the aggregate, to beneficially own 50.1% or more of the combined voting power of the then outstanding voting securities of MGM entitled to vote generally in the election of directors and any other person beneficially owning 30% or more of the combined voting power of the then outstanding voting securities of MGM entitled to vote generally in the election of directors. As used in this definition of "Designated Change in Control", (a) the term "PERSON" has the meaning given to that term under Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Exchange Act is applicable to MGM, and (b) the terms "beneficial owner" and "beneficially own" have the meanings given to them in Rule 13d-3 under the Exchange Act, whether or not the Exchange Act is applicable to MGM. Notwithstanding the foregoing provisions of this definition, a Designated Change in Control will not occur under clauses (i) or (iii) of the first sentence of this definition if the acquirer, purchaser or 50.1% owner is an employee benefit plan (or related trust) sponsored or maintained by MGM or any person controlled by MGM.


                             Schedule A